Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended June 30, 2023

For Immediate Release

PORTLAND, Maine – August 10, 2023 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended June 30, 2023.

Management’s Discussion:

“Our unaudited, preliminary product sales were first reported on July 11, 2023,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

“The production slowdown that was necessary to remediate a production contamination event materially hurt performance during the first half of the year,” continued Mr. Brigham. “We believe that the operational improvements we have implemented throughout the production process as part of this remediation will help us run more effectively at a higher output level going forward.”

The Company is being driven by data as it resolves its temporary production problem. Product is tested at the beginning, middle and end of the production process. During the trailing four-month period ended August 4, 2023, all three quality control tests have met standards 100% of the time. This improvement from the depth of the contamination problem in January is allowing the Company to come back into full production.

“As we recover and resume full production, our goal is to be able to produce approximately $6 million worth of product per quarter, which would annualize to about 80% of our estimated full production capacity of approximately $30 million annually,” added Mr. Brigham.

“At the same time, we remain poised and excited to revolutionize the way that subclinical mastitis is treated in today’s dairy market with Re-Tain®, a novel alternative to traditional antibiotics,” concluded Mr. Brigham. “We are preparing to make our third submission of the CMC Technical Section to the FDA for review shortly, which is a critical milestone in our efforts to commercialize this product.”

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Certain Financial Results:

●	Product sales decreased by 9%, or $329,000, to $3.5 million during the three-month period ended June 30, 2023 compared to $3.9 million during the three-month period ended June 30, 2022.

●	Product sales decreased by 29%, or $2.9 million, to $7.0 million during the six-month period ended June 30, 2023 compared to $9.9 million during the six-month period ended June 30, 2022.

●	Product sales decreased by 23%, or $4.8 million, to $15.7 million during the trailing twelve-month period ended June 30, 2023 compared to $20.5 million during the trailing twelve-month period ended June 30, 2022.

●	Gross margin earned was 30% and 44% of product sales during the three-month periods ended June 30, 2023 and 2022, respectively, and 19% and 49% of product sales during the six-month periods ended June 30, 2023 and 2022, respectively. The less than normal gross margin during 2023 was largely the result of product contamination events in the production processes that resulted in a slowdown in production output and a write-off of the affected inventory. Remediation measures have been implemented that are anticipated to mitigate the risk of recurrence of future contamination events.

●	Net loss was ($1.4) million, or ($0.18) per basic share, during the three-month period ended June 30, 2023 in comparison to net loss of ($684,000), or ($0.09) per basic share, during the three-month period ended June 30, 2022.

●	Net loss was ($3.7) million, or ($0.48) per basic share, during the six-month period ended June 30, 2023 in comparison to net loss of ($171,000), or ($0.02) per basic share, during the six-month period ended June 30, 2022.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) decreased to approximately ($605,000) during the three-month period ended June 30, 2023 from $37,000 during the three-month period ended June 30, 2022 and to approximately ($2.2) million during the six-month period ended June 30, 2023 from $1.2 million during the six-month period ended June 30, 2022.

Balance Sheet Data as of June 30, 2023 (and a subsequent event):

●	Cash and cash equivalents decreased to $1.5 million as of June 30, 2023 from $5.8 million as of December 31, 2022.

●	Net working capital decreased to approximately $6.8 million as of June 30, 2023 from $10.9 million as of December 31, 2022.

●	Stockholders’ equity decreased to $26.9 million as of June 30, 2023 from $30.4 million as of December 31, 2022.

●	During the third quarter of 2023, the Company closed on a $3 million debt facility that is repayable under a seven-year amortization schedule with a balloon principal payment due in three years.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related earnings conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; dairy producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the effectiveness of our contamination remediation efforts; the likelihood, severity or impact of future contamination events; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; future regulatory requirements relating to our products; future expense ratios and margins; the efficacy of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this earnings release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2023	2022	2023	2022

Product sales	$3,533	$3,861	$6,979	$9,861
Costs of goods sold	2,489	2,154	5,635	5,051
Gross margin	1,044	1,707	1,344	4,810

Product development expenses	1,100	1,138	2,210	2,175
Sales, marketing and administrative expenses	1,248	1,188	2,695	2,684
Operating expenses	2,348	2,326	4,905	4,859

NET OPERATING LOSS	(1,304)	(619)	(3,561)	(49)

Other expenses, net	74	64	131	120

LOSS BEFORE INCOME TAXES	(1,378)	(683)	(3,692)	(169)

Income tax expense	2	1	3	2

NET LOSS	$(1,380)	$(684)	$(3,695)	$(171)

Basic weighted average common shares outstanding	7,747	7,745	7,747	7,743
Basic net loss per share	$(0.18)	$(0.09)	$(0.48)	$0.02)

Diluted weighted average common shares outstanding	7,747	7,745	7,747	7,743
Diluted net loss per share	$(0.18)	$(0.09)	$(0.48)	$(0.02)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of June 30, 2023	As of December 31, 2022
Cash and cash equivalents	$1,454	$5,792
Net working capital	6,752	10,923
Total assets	44,007	44,861
Stockholders’ equity	$26,857	$30,380

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We calculate EBITDA as described in the following table:

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands)	2023	2022	2023	2022

Loss before income taxes	$(1,378)	$(683)	$(3,692)	$(169)
Interest expense (excluding debt issuance costs)	87	89	175	162
Depreciation	679	624	1,332	1,241
Amortization	7	7	14	14
EBITDA	$(605)	$37	$(2,171)	$1,248

EBITDA included stock-based compensation expense of approximately $76,000 and $62,000 during the three-month periods ended June 30, 2023 and 2022, respectively, and $172,000 and $116,000 during the six-month periods ended June 30, 2023 and 2022, respectively, which is a non-cash expense that we add back to EBITDA when assessing our cash flows.

Conference Call:

The Company will host a conference call on Friday, August 11, 2023 at 9:00 AM ET to discuss the full unaudited financial results for the quarter ended June 30, 2023. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international).  A teleconference replay of the call will be available until August 19, 2023 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #5465238. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

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About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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